Exhibit 10.5

AGREEMENT No. 001/0496L/10

dated July 22, 2010

This Agreement is entered into by and between

IBS Group  Holding Limited, a company established and  registered under the laws of the Isle of  Man, located at: Kissack Court, 29 Parliament Street, Ramsey. Isle of Man, hereinafter referred to as Company 1, of the one part, and

Luxoft RM S.R.L.  established and registered under the laws of Romania, located at 22 Visinilor street, 2nd  floor, bureau number 1,2nd   District. Bucharest, Romania, hereinafter referred to as Company 2, of the other  part, and

Luxoft International Company  Limited  established and registered under the laws or the British Virgin Islands, located at: Akara Bldg., 24 De Castro Street, Wickhams Cay 1, PO  box 3136 Road Town, Tortola, British Virgin Islands, hereinafter   referred to as Company 3 and being the parent company of Luxoft RM S.R.L.

Whereas

I.                                        Company 1. Company 2 and the Vendors have entered into and are bound by the terms and conditions of the Agreement Implementing the sale and purchase of shares in ITC Networks S.R.L dated July 17, 2008 (hereinafter- the Agreement I);

II.                                   Company 1 and Closed Joint Stock Company UniCredit Bank have entered into and are bound by the terms and conditions  of Loan Agreement No. 001/0496 L/ 10 dated July 2l, 20l0 (hereinafter the Loan Agreement);

III.                              Company1  and LLC IBS Distribution Center (a company of limited liability) have entered into and are bound by the terms and conditions of Contract No. 1-D/2010 dated July 22. 2010 (hereinafter -the Contract).

The Parties agree as follows:

1.              Company 3 shall reimburse  to Company 1 all of the following expenses incurred by Company 1in arranging, signing documents, receiving. paying the loan, providing security, receiving and providing the Vendors with guarantees, and also paying commission fees, interest and other expenses  in relation to:

1.1.           receiving  and  repaying  the  Loan  in  the  amount of  USD 10.400,000 (Ten  million four  hundred thousand) for the  term of 36 (thirty six) months from July 22, 2010 for purposes of financing of the third instalment of the Agreement 1, received on the terms of and pursuant to the Loan Agreement, including:

1.1.1                     paying the arrangement fee for the Loan in  the amount of USD 104,000.00 (One hundred and four thousand);

1.1.2                     paying the commitment fee at the rate of 2.3% (Two point three per cent) per annum on the non-utilized share (if any) of the  Loan;

1.1.3                     paying monthly (on the 30th (thirtieth) day of each month) the interest on the Loan at the rate of LIBOR(1) plus 5.0% (Five percent) per annum;

1.1.4                     paying the interest on the Loan at the increased rate of LIBOR plus 7.0% (Seven percent) per annum in the event of a breach of the terms of clause 5.3 of the Loan Agreement;

1.1.5                     repaying monthly (starting from February 28, 2011) USD 346.666.67 (Three Hundred Forty Six Thousand Six Hundred Sixty Six and 67/100) being 1/30 of the amount of the Loan  under clause 7.1 of the Loan Agreement;

1.1.6                     paying the default interest (if any) at the rate of 6.0% (Six percent) per annum. charged under article 8 of the Loan Agreement,  in  the event of failure to pay to the Bank when due any amount owed;

LIBOR means  the London Interbank deposit rate (in percentage per annum) defined by the Bank on the base for deposit rate in US Dollars for the period of 1 (One) month as it is set on the date of the beginning of a relevant interest period, and if the date of the beginning  of the interest period is not a working day — on the following working day, nearest to this day (“Rate activation date”) according to any Loan  rate of interest equal to the mean of the representative rates of each of the Banks whose rates appear on the screen page designated “LIBOR” published or reported by Reuters Limited on the Reuters monitor screen as the rate in which the deposits in European currencies were offered for the interest period chosen in the London Interbank market at or about 11:00am London time on the date 2 (Two) business days before the Rate Activation date.

1.2. compensating USD35,773.07 (Thirty five Thousand Seven Hundred Seventy Three and 07/100) to LLC IBS Distribution Center (a company of limited liability) for the service of mortgaging to the Bank the properties to secure performance of the obligations under the Loan Agreement.

2. Company 3 shall reimburse as per and within the timeframe specified on invoices issued by Company 1.

3. Company 3 may if required request Company 1 to provide documents proving !he amounts specified on the invoices and/or the calculation .

4.   No changes or additions to this Agreement shall be valid unless made in writing and signed by authorized representatives of the Parties.

5.  This Agreement is made in English in three authentic equally valid copies, whereof the Parties have retained one copy each.

Details and signatures of the Parties

Company 1: IBS Group Holding Limited

Kissak Court, 29 Parliament Street, Ramsey, Isle of Man

Account# 789-963-402, JP Morgan Chase Bank, 1411 Broadway, 5th floor, New York, NY 117

ABA# 021000021 Swift CHASUS33

Company  2: Luxoft RM S.R.L.

22 Visinilor street, 2nd floor. bureau number 1. 2nd District, Bucharest, Romania

IBAN# RO16BACX 0000 0002 4606 4003

Beneficiary Bank: Unicredit Tiriac Bank

Address Beneficiary Bank: Unicredit Tiriac Bank SA, Titulescu branch

Bucharest, 1 Titulescu street, Block A7, Entrance l, 1st District

SWlFT: BACXROBU

Company 3: Luxoft International Company Limited

Akara Bldg., 24 De Castro Street, Wickhams Cay 1, PO box 3136 Road Town, Tortola, British Virgin Islands

Correspondent bank:	Deutsche Bank New York
Address:	New York, USA
ABA:	021001033
SWIFT;	BKTRUS33
Corr. account:	04401485
Beneficiary bank:	Amsterdam Trade Bank N. V.
Bank address:	Herengracht 4751017 BS Amsterdam
S.W.I.F.T:	STOL NL 2A
Beneficiary:	Luxoft International Company LTD.

Company 1
/s/ Glen Granovsky
Mr. Glen Granovsky, Director

Company 2:
/s/ Dmitry Loschinin
Mr. Dmitry Loschinin, Director

Company 3:
/s/ Glen Granovsky
Mr. Glen Granovsky, Director